Filed Pursuant to Rule 433

Registration No. 333-194059

FINAL TERM SHEET

Philip Morris International Inc.

Dated February 24, 2014

1.875% Notes due 2021

2.875% Notes due 2026

Issuer:	Philip Morris International Inc.

Offering Format:	SEC Registered

Security:	1.875% Notes due 2021 (the “2021 Notes”) 2.875% Notes due 2026 (the “2026 Notes” and, together with the 2021 Notes, the “Notes”)

Aggregate Principal Amount:	2021 Notes: €750,000,000 2026 Notes: €1,000,000,000

Maturity Date:	2021 Notes: March 3, 2021 2026 Notes: March 3, 2026

Coupon:	2021 Notes: 1.875% 2026 Notes: 2.875%

Interest Payment Dates:	2021 Notes: Annually on each March 3, commencing March 3, 2015 2026 Notes: Annually on each March 3, commencing March 3, 2015

Price to Public:	2021 Notes: 98.729% of principal amount 2026 Notes: 98.983% of principal amount

Underwriting Discount:	2021 Notes: 0.225% 2026 Notes: 0.300%

Net Proceeds:	2021 Notes: €738,780,000 (before expenses) 2026 Notes: €986,830,000 (before expenses)

Benchmark Security:	2021 Notes: 2.500% due January 4, 2021 2026 Notes: 1.750% due February 15, 2024

Benchmark Security Yield:	2021 Notes: 1.032% 2026 Notes: 1.669%

Spread to Benchmark Security:	2021 Notes: +104 basis points 2026 Notes: +130.8 basis points

Re-Offer Yield:	2021 Notes: 2.072% 2026 Notes: 2.977%

Mid-Swap Yield:	2021 Notes: 1.422% 2026 Notes: 2.127%

Spread to Mid-Swap Yield:	2021 Notes: +65 basis points 2026 Notes: +85 basis points

Settlement Date (T+5):	March 3, 2014

CUSIP/ISIN:	2021 Notes: CUSIP Number: 718172 BG3 ISIN Number: XS1040104231 2026 Notes: CUSIP Number: 718172 BH1 ISIN Number: XS1040105980

Listing:	Application will be made to list the Notes on the New York Stock Exchange.

Joint Book-Running Managers:	BNP Paribas Deutsche Bank AG, London Branch Goldman, Sachs & Co. Société Générale

Joint Co-Managers:	Banco Bilbao Vizcaya Argentaria, S.A. Banca IMI S.p.A. Banco Santander, S.A. ING Bank N.V. Belgian Branch UBS Limited

Allocations:	2021 Notes	2026 Notes
BNP Paribas	€150,000,000	€200,000,000
Deutsche Bank AG, London Branch	€150,000,000	€200,000,000
Goldman, Sachs & Co.	€150,000,000	€200,000,000
Société Générale	€150,000,000	€200,000,000
Banco Bilbao Vizcaya Argentaria, S.A.	€30,000,000	€40,000,000
Banca IMI S.p.A.	€30,000,000	€40,000,000
Banco Santander, S.A.	€30,000,000	€40,000,000
ING Bank N.V. Belgian Branch	€30,000,000	€40,000,000
UBS Limited	€30,000,000	€40,000,000

Total	€750,000,000	€1,000,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas at +20 7595 8222, Deutsche Bank AG, London Branch at 1-800-503-4611, Goldman, Sachs & Co. at 1-866-471-2526 or Société Générale at +44 20 7676 7618.